                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                   PRIMEDIA REPORTS FIRST QUARTER 2003 RESULTS

o    Consolidated sales of $375.8 million in first quarter 2003.
o Operating income of $19.3 million, compared to an operating loss of $23.2 million in prior year.
o Consumer segment sales increased 1.7% in first quarter 2003, offset by continued weakness in the B2B segment. Consolidated sales declined by 0.6% in first quarter 2003.
o Total Segment EBITDA(1) from continuing businesses (earnings before interest, taxes, depreciation, amortization, restructuring and other charges - net, including non-cash compensation and non-recurring charges) was $46.0 million in first quarter 2003, up 44.7%, exceeding the company's guidance of "more than 20%." "Total Segment EBITDA" equates to "EBITDA" used in PRIMEDIA's past press releases and guidance.
o Total EBITDA(1) (earnings before interest, taxes, depreciation and amortization) was $43.0 million in first quarter 2003, compared to $14.3 million in same period of the prior year.
o Adjusted for the pending sale of SEVENTEEN magazine and related teen assets, Total Segment EBITDA from continuing businesses for second quarter 2003 is targeted to grow from $62 million in second quarter 2002 to the $65-67 million range in second quarter 2003. Full year 2003 Total Segment EBITDA from continuing businesses continues to be targeted to grow at a high single digit rate over 2002 ($254-259 million range).
o Tom Rogers recently resigned as Chairman and CEO. Dean Nelson was named Interim Chairman and Charles McCurdy, President of PRIMEDIA, was named Interim CEO.

-------------------------------------------------------------------------------
    "PRIMEDIA'S STRATEGY AS THE LARGEST TARGETED MEDIA COMPANY IS TO LEVERAGE ITS LEADING POSITIONS WITHIN ATTRACTIVE NICHE MARKETS. WE ARE SHARPENING OUR BUSINESS FOCUS AND CONTINUING TO MOVE AGGRESSIVELY TO IMPROVE PRODUCTS, ORGANIC GROWTH, THE CAPITAL STRUCTURE AND FINANCIAL RESULTS. WE HAVE THE NECESSARY LEADERSHIP AND OPERATING TALENT AND EVERYONE IS FOCUSED ON SUCCESSFULLY EXECUTING OUR STRATEGY. WE CONTINUE TO HAVE CONFIDENCE IN OUR ABILITY TO DELIVER ON OUR TARGET OF HIGH SINGLE DIGIT PERCENT GROWTH IN TOTAL SEGMENT EBITDA FOR 2003, DESPITE TOUGH ECONOMIC CONDITIONS."

                          Dean Nelson, Interim Chairman
                   Charles McCurdy, President and Interim CEO
-------------------------------------------------------------------------------


----------
(1) Total EBITDA and Total Segment EBITDA reconcile to the related generally accepted accounting principles measure in the attached table. Segment EBITDA is defined on page 13 of the Annual Report on Form 10-K for the year ended December 31, 2002. We believe that Segment EBITDA is the most accurate indicator of the company's segment results, because it focuses on revenue and operating cost items driven by operating managers' performance, and excludes items largely outside of operating managers' control.

                            FIRST QUARTER HIGHLIGHTS:
    ($ millions, not adjusted for sale of SEVENTEEN and related teen assets)

                                                       1Q03         1Q02        % CHANGE
                                                       ----         ----        --------
Sales (a) (c):
   Consumer                                           $303.5        $298.4           1.7%
   B2B                                                  73.5          80.9          -9.1%
   Intersegment Eliminations and other                  (1.2)         (1.3)
                                                     --------    ----------
TOTAL SALES                                           $375.8        $378.0          -0.6%
                                                     --------    ----------
Segment EBITDA (b) (c):
   Consumer                                            $51.5         $39.7          29.7%
   B2B                                                   2.3           0.9         155.6%
   Corporate                                            (7.8)         (8.8)          11.4%
                                                     --------    ----------
TOTAL SEGMENT EBITDA                                   $46.0         $31.8          44.7%
Restructuring and other charges - net                   (3.0)        (15.6)
Divested/closed non-core businesses                        -         (1.9)
                                                     --------    ----------
TOTAL EBITDA                                           $43.0         $14.3         200.7%
                                                     --------    ----------
Segment Operating Income (Loss):
   Consumer                                            $34.4          $1.0
   B2B                                                  (5.3)        (11.4)          53.5%
   Corporate                                            (9.8)        (12.8)          23.4%
                                                     --------    ----------
TOTAL OPERATING INCOME (LOSS)                          $19.3       $(23.2)
                                                     --------    ----------

a) The presentation has been revised from prior press releases to eliminate all intrasegment activity within the segment results.
b)   See attached table for reconciliation to the related GAAP measure.
c)   From continuing businesses.


2003 TARGETS - The company has set the following targets for 2003, adjusted for the pending sale of SEVENTEEN magazine and related teen assets:

                                                                     2002
                                                                 Adjusted for
                                                    2002            Pending               2003
                                                   ACTUAL          ASSET SALE            TARGET
($ millions)                                       -------       -------------           ------
Sales from continuing businesses (1)                $1,574            $1,479            $1,495-1,510

Total Segment EBITDA from continuing                 $250              $238               $254-259
businesses

Margin                                                16%               16%                  17%

Capital expenditures (2)                              $47                                  $54-56

Total debt (including current maturities) and       $2,365                                 $2,200
preferred stock (3)

(1)  Amounts are after intercompany eliminations.
(2) Actuals have been adjusted to exclude the netting of certain fixed asset sale proceeds and include payments on capital leases. Absent these adjustments, net capital expenditures for 2002 were approximately $39 million.
(3)  Includes capital leases and Series J preferred stock.

CONSOLIDATED FIRST QUARTER 2003 RESULTS

New York, NY, May 1, 2003 - PRIMEDIA Inc. (NYSE: PRM) today announced that consolidated sales from continuing businesses were $375.8 million and Total EBITDA was $43.0 million in first quarter 2003, compared to $378.0 million and $14.3 million in the first quarter 2002, respectively. Total Segment Operating Income was $19.3 million in first quarter 2003 versus an Operating Loss of $(23.2) million in the comparable period of 2002. Net loss was $(20.2) million in first quarter 2003, compared to $(506.5) million in first quarter 2002 which included a charge for a cumulative effect of a change in accounting principle of $388.5 million resulting from the adoption of SFAS 142. Reported loss applicable per common share was $(0.14) in first quarter 2003, significantly improved from $(2.16) reported in the same period last year. As previously announced, the company eliminated the non-core category at the end of the second quarter 2002, therefore reported and continuing businesses are identical subsequent to July 1, 2002.

Total Segment EBITDA grew sharply in first quarter 2003 to $46.0 million because of the aggressive cost reduction actions taken across the company over the past year. Total operating costs as reported for first quarter 2003 declined by $29.2 million, which includes a $4.4 million reduction of accrued employee incentive compensation due to a change in estimate. The Total Segment EBITDA margin improved to 12.2% in first quarter 2003, compared to 8.4% for continuing businesses in the same period last year.

On April 17, 2003, the company announced that Tom Rogers resigned as Chairman and CEO of PRIMEDIA. That decision was made mutually by Mr. Rogers and the Board of Directors. Dean B. Nelson, Chief Executive Officer of Capstone Consulting, an independent consulting firm that works exclusively with Kohlberg Kravis Roberts & Co. portfolio companies, was named Interim Chairman and was elected to the Board of Directors, and Charles G. McCurdy, President of PRIMEDIA, was named Interim CEO. The Board of Directors has initiated a search for a permanent Chairman and CEO among both internal and external candidates.


Dean Nelson, Interim Chairman of PRIMEDIA, said, "PRIMEDIA's strategy as the largest targeted media company is to leverage its leading positions within attractive niche markets. The basic difference between Tom Rogers and the Board with regard to strategy was where to invest management time and financial resources to drive growth. The Board and the management team believe that there is greater organic growth potential in our core franchises than in some of the business ventures that have been pursued. PRIMEDIA's Consumer Guides division and its market leading APARTMENT GUIDE brand is just one example of a great franchise with terrific organic growth potential.

"The Board and management are very comfortable with the rate of progress and the approaches used to improve the balance sheet. Regarding potential asset sales, there is no imperative to sell assets. We always have and always will view selective divestitures as one of our levers to reduce debt and create shareholder value. Moreover, the fundamental way we are looking to drive shareholder value is through profitable growth of our operations.

"As to the question of a permanent Chairman and CEO, the Board views Charlie McCurdy as a strong candidate, which is why they appointed him Interim CEO. However, in situations like this, the Board believes it has the fiduciary responsibility to look at all potential candidates, both internal and external, for the permanent position."

Charles McCurdy, President and Interim CEO of PRIMEDIA, said, "There is a tremendous level of experience and continuity throughout the PRIMEDIA management team -- at the executive and operating unit levels. Everyone -- in the operations, at the executive level and the Board of Directors -- is in sync with the corporate strategy and is highly motivated. Going forward, we all will sharpen our business focus and continue to move aggressively to improve products, the capital structure and financial results. We are proud of our results in this challenging environment. Our strong performance in the first quarter makes us even more confident in our ability to deliver on our target for 2003 of high single digit percent growth in Total Segment EBITDA.

"While there has been a change in leadership, the strengths of the company are what they always have been. PRIMEDIA is targeted media and leads its niche markets. PRIMEDIA's specialty content is authoritative and the company provides specialty marketers with indispensable access to customers."


SEGMENT RESULTS

CONSUMER (Consumer Magazine and Media Group, Consumer Guides, PRIMEDIA Television and About).

Consumer segment sales from continuing businesses were $303.5 million in first quarter 2003, up 1.7% from the same period prior year.

In first quarter 2003, MOTOR TREND and AUTOMOBILE advertising revenues were up over 30%, and they continue to gain share in this growing market. NEW YORK magazine posted a solid quarter. The rate base reduction of the company's soap opera titles, as anticipated, improved the profitability of those properties, even with approximately $2.5 million of lower sales from that reduction. SEVENTEEN magazine and PRIMEDIA Television were soft in the first quarter 2003. The auto enthusiast group continues to do well, but most other enthusiast categories were soft in first quarter 2003.

Consumer Segment EBITDA from continuing businesses was $51.5 million in first quarter 2003, up by 29.7%, due to revenue growth and Segment EBITDA margin improvement in most Consumer segment businesses. Consumer Segment Operating Income was $34.4 million in first quarter 2003, up from $1.0 million in first quarter 2002.

B2B (Business Magazines & Media Group, PRIMEDIA Workplace Learning and PRIMEDIA Information).

B2B segment sales from continuing businesses were $73.5 million in first quarter 2003, down 9.1%. The revenue weakness in B2B is consistent with the industries served. B2B Segment EBITDA from continuing businesses was $2.3 million in first quarter 2003, compared to $0.9 million in first quarter of the prior year, due to cost reductions. In the first quarter 2003, the B2B segment's operating costs declined by $8.8 million (including the B2B segment's share of $1.3 million of the change in estimate for employee incentive compensation) or 11.0%, more than offsetting a $7.4 million revenue decline. B2B Segment Operating Loss was $(5.3) million in first quarter 2003, down from a loss of $(11.4) million in the comparable period of 2002.

FINANCIAL RESOURCES

On March 5, 2003, the company redeemed all of the outstanding 10.25% Senior Notes due June 1, 2004, totaling approximately $84 million. Funds drawn from its revolving bank credit facility were used, and interest expense as a result was reduced by approximately $7 million from the redemption date to the maturity of the issue.

PRIMEDIA is confident that it has sufficient financial resources to meet its cash needs and continue to service its debt and other fixed obligations. At March 31, 2003, the company had approximately $180 million of cash and available unused credit lines (after redeeming the 10.25% senior notes). PRIMEDIA has no significant required principal repayments of debt until 2006.

At March 31, 2003, PRIMEDIA continues to operate well within its debt covenants and is confident it will remain in compliance.

RESTRUCTURING AND OTHER

The company recorded a Provision for Severance, Closures and Restructuring Related Costs of approximately $1.4 million in the first quarter 2003, relating primarily to employee severance. Total cash outflow in first quarter 2003 for restructuring was approximately $4.0 million. At year-end 2002, the restructuring liability was $49.4 million. Of this amount, less than half is expected to be paid out in cash throughout 2003. The company expects to incur a restructuring charge in second quarter 2003 resulting from management changes.

DEPRECIATION, AMORTIZATION AND INTEREST EXPENSE

Depreciation expense was approximately $12.9 million in the first quarter 2003, lower than the same quarter last year. Interest expense was approximately $33.5 million in the first quarter 2003, which included approximately $2.0 million related to interest accretion for restructured lease payments. Interest expense decreased year-over-year as a result of reduced debt levels and lower interest rates. Amortization expense declined to $10.8 million in first quarter 2003, compared to $22.6 million in the same period of the prior year, primarily due to the reduction of amortizable intangible assets resulting from the impairment required by SFAS 144 in 2002.

PRIMEDIA TO SELL SEVENTEEN MAGAZINE AND RELATED TEEN ASSETS

PRIMEDIA recently announced that it agreed to sell SEVENTEEN magazine and related teen properties, including a number of SEVENTEEN branded properties, Teen magazine, seventeen.com, teenmag.com and Cover Concepts (an in-school marketing unit), to The Hearst Corporation for a total cash consideration of $182.4 million, subject to standard post closing adjustments. The closing will take place following customary U.S. regulatory approval, which is expected in the second quarter of 2003.

The following table shows the impact of the pending sale of SEVENTEEN and related teen assets on PRIMEDIA's sales and Total Segment EBITDA from continuing businesses:


($ millions)                                      1Q03                                          1Q02
                               --------------------------------------------   ----------------------------------------
                                              SEVENTEEN                                    SEVENTEEN
                               ACTUAL         PROPERTIES       ADJUSTED       ACTUAL       PROPERTIES       ADJUSTED
                               ------         ----------       --------       ------       ----------        --------
Sales                          $375.8         $24.3             $351.5         $378.0       $24.6             $353.4
Total Segment EBITDA           $46.0          $4.3              $41.7          $31.8        $2.8              $29.0


For the full year 2002, sales and Segment EBITDA for those properties were $94.8 million and $12.4 million, respectively.

For PRIMEDIA, the sale of SEVENTEEN magazine and other assets within the Teen Group will enable the company to further reduce its debt, strengthen its balance sheet, invest in the business and sharpen the company's focus. Since summer 2001 and following the closing of the sale of SEVENTEEN and related teen assets to Hearst, the company will have generated approximately $530 million in proceeds from asset divestitures at an average trailing 12 months multiple of approximately 17 times Total Segment EBITDA.

2003 GUIDANCE

In PRIMEDIA's fourth quarter 2002 earnings release, the company provided guidance of high singe digit percent growth for full year 2003 Total Segment EBITDA from continuing businesses. PRIMEDIA has adjusted its targets for 2003 as a result of the pending sale of SEVENTEEN magazine and related teen assets. The company is targeting full year 2003 Total Segment EBITDA from continuing businesses to be in the $254-259 million range, which is 7-9% growth above a full year 2002 adjusted base of $238 million. Although the company overdelivered against guidance in the first quarter 2003, considering the uncertain macroeconomic outlook, the full year 2003 guidance remains unchanged.

The company is targeting Total Segment EBITDA from continuing businesses to grow from $62 million in second quarter 2002 to the $65-67 million range in second quarter 2003, as adjusted for the pending sale of SEVENTEEN and related teen assets.

The aggressive cost actions implemented largely in second quarter 2002 have the largest comparative impact in the first quarter 2003. This is why the growth in the first quarter 2003 will greatly exceed the growth for the rest of this year.

The company's guidance continues to assume that for 2003 the macroeconomic environment does not deteriorate. Also assumed for the balance of 2003 is a modest recovery of the consumer advertising market and stabilization of B2B advertising.

INVESTOR CONFERENCE CALL

PRIMEDIA's management will hold a conference call on Thursday, May 1, 2003 at 10:00 AM Eastern Time. In order to participate in the call, please dial 1-800-540-0559 from the United States or 1-785-832-1077 from international locations. The conference ID is PRIMEDIA.

To listen to the call on the Internet, please go to our website, WWW.PRIMEDIA.COM.

The recorded version will be available after the conference call by dialing 1-800-938-0997 from the United States or 1-402-220-1541 from international locations. The replay will be available two hours after the completion of the call until 7:00 PM, Eastern Time, on May 8, 2003.


ABOUT PRIMEDIA
PRIMEDIA is the largest targeted media company with leading positions in consumer and business-to-business markets. Our properties deliver content via print, along with video, the Internet and live events and offer highly effective advertising and marketing solutions in some of the most sought after niche markets. With 2002 sales from continuing businesses of $1.6 billion, PRIMEDIA is the #1 special interest magazine publisher in the U.S. with more than 250 titles. Our well known brands include MOTOR TREND, AUTOMOBILE, NEW YORK, FLY FISHERMAN, POWER & MOTORYACHT, WARD'S AUTO WORLD, AND REGISTERED REP. The company is also the #1 producer and distributor of free consumer guides, including APARTMENT GUIDES. PRIMEDIA Television's leading brand is the Channel One Network and About is one of the largest sources of original content on the Internet. PRIMEDIA's stock symbol is: NYSE: PRM. More information about the company can be found at www.primedia.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS CONCERNING PRIMEDIA'S OPERATIONS, ECONOMIC PERFORMANCE AND FINANCIAL CONDITION. THESE STATEMENTS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES, WHICH ARE INHERENTLY SUBJECT TO UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, AND REFLECT FUTURE BUSINESS DECISIONS, WHICH ARE SUBJECT TO CHANGE. SOME OF THESE ASSUMPTIONS MAY NOT MATERIALIZE, AND UNANTICIPATED EVENTS WILL OCCUR WHICH CAN AFFECT THE COMPANY'S RESULTS.


CONTACTS:  Jim Magrone (investors):  212-745-0634      jmagrone@primedia.com
           Whit Clay   (media):      212-446-1864      wclay@sloanepr.com

                                       ###

                                  Tables Follow

                                  PRIMEDIA INC.
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (dollars in millions, except per share amounts)

                                                                                                          Three Months
                                                                                                        Ended March 31,
                                                                                               ------------------------------
                                                                                                     2003            2002
                                                                                                     ----            ----
Sales, net:
   Continuing Businesses                                                                        $       375.8    $     378.0
   Divested/Closed Non-Core Businesses                                                                -                 10.9
                                                                                                -------------- --------------
TOTAL SALES, NET                                                                                $       375.8    $     388.9
                                                                                                ============== ==============
Operating Costs and Expenses:
   Continuing Businesses                                                                        $       329.8    $     346.2
  Divested/Closed Non-Core Businesses                                                                 -                 12.8
                                                                                                -------------- -------------
TOTAL COSTS AND EXPENSES                                                                        $       329.8    $     359.0
                                                                                                ============== =============
Earnings before Interest, Taxes, Depreciation,
     Amortization and Other Credits
     Charges) (A) (Segment EBITDA):
   Continuing Businesses                                                                        $        46.0    $      31.8
   Divested/Closed Non-Core Businesses                                                                -                 (1.9)
                                                                                                -------------- -------------
TOTAL SEGMENT EBITDA                                                                                     46.0           29.9

Non-Cash Compensation and Non-Recurring Charges                                                         (1.2)           (5.7)
Provision for Severance, Closures and Restructuring Related Costs                                       (1.4)          (10.5)
(Loss) Gain on Sale of Non-Core Businesses and Other, Net                                               (0.4)            0.6
                                                                                                -------------- -------------
TOTAL EBITDA                                                                                             43.0           14.3

Depreciation of Property and Equipment                                                                 (12.9)         (14.9)
Amortization of Intangible Assets, Goodwill and Other
(including $4.8 of Provision for Impairment for the Three
Months Ended March 31, 2002)                                                                           (10.8)         (22.6)
                                                                                                --------------- ------------
OPERATING INCOME (LOSS)                                                                                  19.3         (23.2)
Provision for Impairment of Investments                                                               -                (3.5)
Interest Expense                                                                                       (33.5)         (35.6)
Other Expense, Net                                                                                      (1.3)          (2.8)
                                                                                                --------------   -----------
Loss Before Provision for Income Taxes                                                                 (15.5)         (65.1)

Non-Cash Deferred Provision for Income Taxes (relating to the
adoption of FASB 142 in 2002)                                                                           (3.7)         (58.0)
                                                                                                --------------   -----------

Loss from Continuing Operations ($0.14 and $0.59 per share for
the three months ended March 31, 2003 and 2002, respectively)                                          (19.2)        (123.1)

Discontinued Operations ($0.00 and $0.03 per share for the three months ended
March 31, 2003 and 2002, respectively, including (loss) gain on sales of businesses of $(1.0) and $6.5 for the three months ended March 31, 2003 and
2002, respectively)                                                                                     (1.0)           5.1

Cumulative Effect of a Change in Accounting Principle from the adoption of SFAS 142  ($1.60 per share for the three months
ended March 31, 2002)                                                                                 -              (388.5)
                                                                                                --------------- ------------
NET LOSS                                                                                               (20.2)        (506.5)
Preferred Stock Dividends and Related Accretion, Net (B)                                               (16.4)         (19.4)
                                                                                                --------------- ------------
Loss Applicable to Common Shareholders                                                          $      (36.6)    $   (525.9)
                                                                                                ============== =============
LOSS APPLICABLE TO COMMON SHAREHOLDERS PER COMMON SHARE                                         $      (0.14)    $    (2.16)
                                                                                                ============== =============
Basic Common Shares Outstanding (weighted average)                                               258,886,845    243,184,081
                                                                                                ============== =============

                                                                           Three Months Ended
                                                                                March 31,
                                                                        -------------------------
                                                                           2003             2002
                                                                           ----             ----
SUPPLEMENTAL DISCLOSURE

Diluted Common Shares Outstanding presented below represent the shares which would have been used in computing diluted earnings per share if the Company had income in all periods presented:

Diluted Common Shares Outstanding (Treasury Method)                       260,183,141    244,533,346
                                                                     ================ ===============

OTHER DATA

Cost of Goods Sold                                                   $           86.0  $     93.3
Marketing and Selling                                                            86.5        93.8
Distribution, Circulation and Fulfillment                                        64.8        68.9
Editorial                                                                        34.2        38.0
Other General Expenses                                                           50.9        56.6
Corporate Administrative Expenses                                                 7.4         8.4
                                                                     ---------------- ------------
Operating Costs and Expenses                                         $          329.8  $    359.0
                                                                     ================ ============
Capital Expenditures, net                                            $            9.0  $      4.9
                                                                     ================ ============



                                                             At March 31,    At December 31,     At March 31,
                                                                 2003            2002               2002
                                                             -------------   --------------    ---------------
Cash and cash equivalents                                    $        21.7   $         18.6    $        34.9
                                                            ===============  ==============    ==============
Long-term debt, including current maturities                 $     1,772.4   $      1,735.4    $     1,932.1
                                                            ===============  ==============    ==============
Exchangeable Preferred Stock (C)                             $       484.8   $        484.5    $       556.5
                                                            ===============  ==============    ==============
Series J Convertible Preferred Stock                        $        149.9   $        145.4    $       128.5
                                                            ===============  ==============    ==============
Common shares outstanding                                      259,267,523      258,865,448      244,526,084
                                                            ===============  ==============    ==============


(A) Other credits (charges) include non-cash compensation and non-recurring charges, provision for severance, closures and restructuring related costs and gain (loss) on sale of non-core businesses and other, net.
(B) Amounts are net of gains on the preferred stock exchanges of $3.0 for the three months ended March 31, 2002.
(C) Excludes Series J Convertible Preferred Stock which is included in shareholders' deficiency.

                                  PRIMEDIA INC.
           RECONCILIATION OF SEGMENT EBITDA TO OPERATING INCOME (LOSS)
                                 ($ IN MILLIONS)

                                                     THREE MONTHS ENDED MARCH 31, 2003
                                             -------------------------------------------------
                                                          BUSINESS-TO-
                                             CONSUMER       BUSINESS    CORPORATE     TOTAL
                                             --------     ------------  ---------   ---------
Total Segment EBITDA - continuing basis       $  51.5      $  2.3      $  (7.8)     $  46.0

Divested/Closed Non
Core EBITDA                                        --           --          --           --
                                              -------     --------     --------      -------

Total Segment EBITDA - reported basis
                                                 51.5         2.3         (7.8)        46.0

Non-cash compensation and
   non-recurring charges
                                                  --           --         (1.2)        (1.2)

Provision for severance, closures
   and restructuring related costs
                                                 (0.4)       (0.8)        (0.2)        (1.4)

Loss on sale of non-core businesses and
other, net                                       (0.1)       (0.3)          --          (0.4)
                                              -------     --------     --------      -------


Total EBITDA
                                                 51.0         1.2         (9.2)        43.0

Depreciation of property and
    equipment
                                                 (8.3)       (4.0)        (0.6)       (12.9)

Amortization of intangible assets,
    goodwill and other
                                                 (8.3)       (2.5)      --            (10.8)
                                              -------     --------     --------      -------

Operating income (loss)                       $  34.4      $ (5.3)     $  (9.8)     $  19.3
                                              =======      =======     =======      ========


                                                         THREE MONTHS ENDED MARCH 31, 2002
                                                 ---------------------------------------------------
                                                               BUSINESS-TO-
                                                  CONSUMER      BUSINESS      CORPORATE      TOTAL
                                                 ----------    -------------  ---------    ---------
 Total Segment EBITDA - continuing basis           $  39.7      $   0.9      $  (8.8)       $  31.8

 Divested/Closed Non
 Core EBITDA                                         (1.7)        (0.2)             -         (1.9)
                                                -----------   ----------    ----------   -----------

 Total Segment EBITDA - reported basis
                                                      38.0          0.7         (8.8)          29.9

 Non-cash compensation and
    non-recurring charges
                                                     (3.0)            -         (2.7)         (5.7)

 Provision for severance, closures
    and restructuring related costs
                                                     (7.6)        (2.5)         (0.4)        (10.5)

 Gain on sale of non-core businesses and
 other, net                                            0.3          0.3             -           0.6
                                                -----------   ----------    ----------   -----------

 Total EBITDA
                                                      27.7        (1.5)        (11.9)          14.3

 Depreciation of property and
     equipment
                                                     (9.0)        (5.2)         (0.7)        (14.9)

 Amortization of intangible assets,
     goodwill and other
                                                    (17.7)        (4.7)         (0.2)        (22.6)
                                                -----------   ----------    ----------   -----------

 Operating income (loss)                        $     1.0       $ (11.4)      $ (12.8)     $  (23.2)
                                                ==========    ==========    ==========   ===========
